Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Tom Herrick
Investor Relations
(805) 685-9880

MIRAVANT MEDICAL TECHNOLOGIES CHIEF EXECUTIVE OFFICER RESIGNS;
BOARD NAMES NEW CHAIRMAN AND EXECUTIVE COMMITTEE

SANTA BARBARA, Calif., July 08, 2005 - Miravant Medical Technologies (OTCBB: MRVT), a pharmaceutical development company specializing in PhotoPoint® photodynamic therapy (PDT), announced today that its board of directors has accepted the resignation of Gary S. Kledzik, Ph.D., as chief executive officer (CEO), chairman and director.

The Company’s board of directors named director Robert J. Sutcliffe as Miravant’s new, non-executive chairman, and announced the appointment of an interim executive committee consisting of Robert J. Sutcliffe and director Rani Aliahmad to coordinate management functions, identify CEO candidates and recommend initiatives to increase productivity and leverage Miravant’s development programs. Miravant President David Mai and CFO John Philpott will report to the interim executive committee. Mr. Sutcliffe is a venture lawyer and business advisor based in Los Angeles, where he is managing director of Craftsman Capital Advisors LLC. Mr. Aliahmad serves as president of USA Call, a provider of end-to-end mobile solutions and services for the marketing arena. He has held several posts, including co-founder and COO of Cardionomics and co-founder of Embryonix.

“The board thanks Dr. Kledzik, a Miravant founder, for his many years of service and dedication to the Company,” stated Robert J. Sutcliffe. “Looking forward, the board intends to focus the company’s efforts on Miravant’s pending PHOTREX™ clinical trials and deriving shareholder value from our promising drug portfolio."

Miravant expects to commence this summer a confirmatory Phase III clinical trial of its lead drug, Photrex™, an investigational treatment for wet age-related macular degeneration (AMD). The U.S. Food and Drug Administration (FDA) granted an approvable status to Photrex™ in September 2004, which included a request for the confirmatory clinical trial. The new clinical protocol was reviewed by FDA under a Special Protocol Assessment, and the trial will be initiated in the United Kingdom, Central and Eastern Europe. Wet AMD is a debilitating eye disease that is the leading cause of blindness in older adults.

In addition to Mr. Aliahmad and Mr. Sutcliffe, continuing directors re-elected to serve on the board of directors at Miravant’s annual shareholders meeting on June 23, 2005 included: Nuno Brandolini, Michael Khoury, David Mai, and Kevin R. McCarthy.

About Miravant
Miravant Medical Technologies specializes in PhotoPoint® photodynamic therapy (PDT), developing light-activated drugs to selectively target diseased cells and blood vessels. Miravant's primary areas of focus are ophthalmology and cardiovascular disease with new drugs in clinical and preclinical development. PHOTREX(TM) (rostaporfin), the Company's most advanced drug, has received an FDA Approvable Letter as a treatment for wet age-related macular degeneration and a Special Protocol Assessment for a Phase III confirmatory clinical trial. Miravant's cardiovascular development program, supported in part by an investment from Guidant Corporation, focuses on life-threatening coronary artery diseases, with PhotoPoint MV0633 in advanced preclinical testing for atherosclerosis, vulnerable plaque and restenosis.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, including but not limited to those by Mr. Sutcliffe, and other statements about improving the Company’s performance, optimizing the Company’s business plan, the value and promise of its drug portfolio, increasing productivity and leveraging its development programs, the timing and commencement of the confirmatory Phase III clinical trial in Europe; and development programs for in ophthalmology and cardiovascular disease are forward-looking and relate to our future plans, objectives, expectations and intentions. Our actual results may differ materially from those described in these statements. For instance, the occurrence of one or more of the following may cause our results to differ from our plans: our operating capital may not be sufficient to continue some or all of our development programs, complete the PHOTREX Phase III clinical trial, complete the NDA review process or continue as a going concern; we may not meet the covenants of the December 2002 Debt Agreement, the August 2003 Convertible Debt and Warrant Purchase Agreement, or the March 2005 Note and Warrant Purchase Agreement, which would give the holders under these agreements the right to call outstanding debt immediately due and payable; we may not achieve certain milestones required to receive future investments under our Collaboration Agreement with Guidant Corporation; we may be unable to resolve all issues or contingencies associated with the NDA; the FDA may require further clinical or non-clinical studies before granting PHOTREX marketing approval, or may limit labeling claims, or may not grant marketing approval at all; even if approved, we may not have the necessary resources or corporate partnering relationship(s) to commercialize PHOTREX and its degree of acceptance cannot be guaranteed; we may decide not to or may be unable to continue the Company’s current development programs; we may not be able to demonstrate the safety or efficacy of our drugs in development or achieve their regulatory approvals; and/or partnering discussions may not progress or may not provide the funding and support the Company needs. For a discussion of additional important risk factors that may cause our results to differ from those described above, please refer to our annual report on Form 10-K for the year ended December 31, 2004 and other quarterly and periodic reports filed with the Securities and Exchange Commission. Our products require regulatory approval before marketing, sales or clinical use. PhotoPoint® is a registered trademark of Miravant Medical Technologies. PHOTREX™ is a trademark of Miravant Medical Technologies.